Exhibit 99.1
September 27, 2005
New Valley Corporation
100 S.E. Second Street, 32nd Floor
Miami, Florida 33131

Attention:	Richard J. Lampen Executive Vice President and General Counsel
Dear Dick:
     I write with reference to the Restricted Share Award Agreement (the “Award Agreement”) dated as of January 10, 2005 by and between New Valley Corporation (the “Company”) and myself. Under the terms of the Award Agreement, I was awarded a restricted stock grant of 1,250,000 of the Company’s Common Shares. As of the date hereof, 178,571 of these Common Shares have vested and been delivered to me, with the remaining 1,071,429 Common Shares unvested and held by the Company.
     I have today been elected President and Chief Executive Officer of Vector Group Ltd. (“Vector”), the majority shareholder of the Company, effective January 1, 2006, and have been granted a restricted stock award under Vector’s Long-Term Incentive Plan. Accordingly, I hereby renounce and waive as of this date all of my rights, entitlements and interests in and with respect to the unvested 1,071,429 Common Shares of the Company deliverable by the Company to me in the future under the terms of the Award Agreement. I have previously provided the Company with blank stock powers which the Company can use to cancel the Common Shares I have hereby renounced and waived.

Sincerely,
/s/ Howard M. Lorber
Howard M. Lorber

cc:	Board of Directors New Valley Corporation